Exhibit 10.1

AMENDMENT #1 TO
SMITHFIELD FOODS, INC.
CHANGE IN CONTROL EXECUTIVE SEVERANCE PLAN

This Amendment #1 to the Smithfield Foods, Inc. Change in Control Executive Severance Plan (the “Plan”) is made effective as of May 28, 2013.

1.
Section 1.15 of the Plan is amended, with respect to the Change in Control that occurs upon the consummation of the transactions provided for under that certain Agreement and Plan of Merger by and among Shuanghui International Holdings Limited, Sun Merger Sub, Inc. and Smithfield Foods, Inc. dated May 28, 2013, by deleting the parenthetical “(including without limitation in the case of an Eligible Employee who is the chief executive officer of the Company immediately prior to a Change in Control, if, after such Change in Control, such eligible employee is no longer the chief executive officer of a public company, or in the case of an Eligible Employee who reports directly to the chief executive officer of the Company immediately prior to a Change in Control, if, after such Change in Control, such Eligible Employee no longer reports directly to the chief executive officer of a public company)” and replacing it with:

“provided, however, that solely for the Eligible Employee who is the chief executive officer of the Company immediately prior to a Change in Control (the “CEO”) and each Eligible Employee who reports directly to the chief executive officer of the Company immediately prior to a Change in Control (a “Direct Report”), after a Change in Control: (i) the fact that any such Eligible Employee ceases to hold duties or responsibilities that are specific to such Eligible Employee's position at a public company as the Company exists immediately prior to the Change in Control, solely because the Company ceases to be a public company upon the Change in Control, shall not be considered to be a material diminution in such Eligible Employee's duties or responsibilities hereunder, (ii) the fact that the CEO ceases to report to a board of directors of a public company shall not be considered to be a material diminution hereunder so long as such Eligible Employee reports to another governing body at least equal in status to the board of directors of the Company, and (iii) the fact that any Direct Report ceases to report to the position of CEO shall not be considered to be a material diminution hereunder so long as such Eligible Employee reports to the chief executive officer of the Company (or its successor entity after a Change in Control) or other position at least equal in status to the chief executive officer of the Company (or its successor entity after a Change in Control)”

2.	As amended above, the Plan shall otherwise remain in full force and effect in accordance with its terms.